Exhibit 99

NEWS

P. O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE	For More Information, Contact:
	Investors:	Media:
	Adam Carte	Valerie Smith
	817-377-5541	817-737-1360
	acarte@tnpe.com	vsmith@tnpe.com
www.tnpe.com

TNMP EXPRESSES EXTREME DISAPPOINTMENT OVER PROPOSED

DECISION IN MILESTONE STRANDED COSTS CASE

FORT WORTH, Texas — June 3, 2004 — Texas-New Mexico Power Company officials expressed disappointment today with a proposed decision for its stranded costs filing currently under review, noting that it’s inconsistent with the state law that led to consumer choice of electric providers.

TNMP in January became the first utility in the state to file its true-up proceeding with the Public Utility Commission of Texas. The true-up proceeding is required by the Texas Electric Choice Act, and is intended to determine each utility’s stranded costs that occurred as a result of competition. Stranded costs occur when investments made by utilities in a regulated market lose value in a competitive, deregulated market.

The true-up request has been under review at the State Office of Administrative Hearings since January. Late last week, TNMP received a proposed decision from administrative law judges regarding the filing. That proposed decision has been forwarded to the Public Utility Commission of Texas for a final decision at its June 18 meeting.

TNMP originally filed for the recovery of $373 million in stranded costs, primarily related to the 2002 sale of its single power plant, TNP One, and related capacity auction costs. The proposed order recommends approval of only $137 million, which may be subject to further reduction.

TNMP officials point out that the judges disregarded a previous Public Utility Commission order regarding the application of accelerated depreciation towards stranded cost reduction. Further, they note that in addition to being inconsistent with the Texas Electric Choice Act, the proposed decision would set a potentially harmful precedent by penalizing the company for the timing of the sale of its power plant.

“It’s unprecedented to rely on hindsight rather than looking at actual market conditions,” said Jack V. Chambers, TNMP president and CEO. “This is the equivalent of adjusting interest rates for a bond issuance because interest rates went down after the bonds were issued. It just isn’t done.”

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TNMP Expresses Disappointment / PAGE 2

Company officials say they are hopeful that the Commission will properly apply the law when it reviews the proposed decision.

“Living up to agreements is an important cornerstone of a healthy business environment for Texas. We’ve lived up to our part of the agreement by providing consumers with lower prices and a choice of electric providers, and are simply requesting recovery of costs that would have been recovered in a regulated market,” Chambers said. “This proposed decision doesn’t live up to the state’s part of the agreement that allows recovery of those costs in exchange for the benefits we’ve delivered. A decision of this type would cause severe financial distress for TNMP, and cast a shadow over the health of deregulation in Texas.”

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